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Computershare Trust Company, National Association
9062 Old Annapolis Rd
Columbia, Maryland
USA
21045
www.computershare.com

Annual Statement of Compliance

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A. (the "Company"), in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies either (i) as of and for the period of January 1, 2025 through December 31, 2025 (the "Full-Year Reporting Period"), or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period")[1] in each case, as applicable, as follows:

(a)      A review of Computershare's activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)      To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of the obligations it is required to perform as agent for Wells Fargo under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 23, 2026

/s/ Kristen Ann Cronin	/s/ Stephanie White
Kristen Ann Cronin	Stephanie White
Senior Vice President	Assistant Secretary

[1] On November 1, 2021, the Company, Computershare Delaware Trust Company and Computershare Limited purchased substantially all of the Corporate Trust Services business of Wells Fargo Bank, N.A. (“Wells Fargo"). For the transactions listed on Schedule I hereto and for the related Reporting Period, Wells Fargo remained in the related roles under the Servicing Agreements and the Company performed virtually all of Wells Fargo’s obligations under the Servicing Agreements as Wells Fargo’s agent. The Company’s obligations as agent for Wells Fargo are set forth in a servicing agreement between the parties. For transactions with a Full-Year Reporting Period on Schedule I, the Company served as agent for Wells Fargo for the Full-Year Reporting Period. For transactions with a Partial-Year Reporting Period on Schedule I (if any), the Company served as agent for Wells Fargo only for the period set forth on Schedule I. To the extent that Wells Fargo transferred the related role(s) under a Servicing Agreement to the Company at the end of a Partial-Year Reporting Period, the Company has provided a separate annual statement of compliance that covers the Company’s activities under the related Servicing Agreement for the portion of the Full-Year Reporting Period after the transfer.

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Computershare Capacity(ies)	Reporting Period
UBS Commercial
Mortgage Trust 2017-
C5 Commercial
Mortgage Pass-	Pooling and
Through Certificates	Servicing		Certificate		01/01/2025 -
Series 2017-C5	Agreement	11/01/2017	Administrator	Agent	12/31/2025

Material Instance(s) of Non-Compliance

List of exemptions for UBS Commercial Mortgage Trust 2017-C5 Commercial Mortgage Pass-Through Certificates Series 2017-C5:

Computershare Trust Company, N.A., as agent for Wells Fargo Bank, National Association, in its capacity as Certificate Administrator, made a distribution on November 18, 2025 (the "November Distribution") to the certificateholders of UBS Commercial Mortgage Trust 2017-C5, Commercial Mortgage Pass-Through Certificates, Series 2017-C5. The Certificate Administrator subsequently discovered that due to an internal payment processing error resulting from an off- cycle adjustment, the distribution in respect of principal due to the Class A-4 Certificates was not made on the November Distribution. The interest payment due to the Class A-4 Certificates for the November Distribution was not affected and was made accurately and timely. The impact of the error was limited to the November Distribution.

On December 4, 2025, Computershare made payment in respect of principal to be paid to the Class A-4 Certificates for the November Distribution. In an effort to prevent similar payment errors, Computershare has reinforced its internal control procedures and incorporated enhanced control procedures related to off-cycle adjustments.